SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	November 16, 2004 -----------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-14201 --------------------------------	33-0732627 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA ------------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 8.01 Other Events

As previously reported, in November 2002 the California Public Utilities Commission (CPUC) instituted an investigation into the Southern California natural gas market and the price of natural gas delivered to the California - Arizona border between March 2000 and May 2001. Our California utility subsidiaries, Southern California Gas Company (SoCalGas) and San Diego Gas & Electric Company (SDG&E), are the parties to the first phase of the investigation. If the CPUC were to determine that any party to the investigation contributed to the natural gas price spikes that occurred during the investigation period, the CPUC may modify the party's natural gas procurement incentive mechanism, reduce the amount of any shareholder award for the period involved, and/or order the party to issue a refund to ratepayers.

On November 16, 2004, the CPUC Administrative Law Judge assigned to the investigation issued a proposed decision for consideration by the full CPUC in the first phase of the investigation that is highly critical of SoCalGas' natural gas purchase, sales, hedging and storage activities. The proposed decision, if it were to be adopted by the CPUC, would find that SoCalGas exercised market power and manipulated the natural gas market, significantly contributing to natural gas price spikes that also increased electricity prices. The proposed decision does not include any adverse findings regarding SDG&E.

If the proposed decision were to be adopted by the CPUC, SoCalGas would be required to refund to its ratepayers approximately $29 million, plus interest, of the $56.9 million in natural gas purchase incentive awards that the CPUC previously granted subject to the outcome of the investigation. Doing so would result in an after-tax charge of approximately $17 million for refunded awards (excluding refund interest) previously recorded as income. The proposed decision, if it were to be adopted by the CPUC, would also modify SoCalGas' natural gas cost incentive mechanism in a manner that reduces the potential to earn incentive awards and further modifications may be made in a subsequent phase of the investigation. If the decision were to be adopted by the CPUC, the decision's findings would be referred to the California Attorney General or other law enforcement agencies with which the CPUC would cooperate.

The CPUC has the authority to adopt the proposed decision, as proposed or with modifications, or reject it and adopt a different outcome.

We believe that our California utilities were not responsible for the natural gas price spikes. In the investigation, the CPUC's Office of Ratepayer Advocates provided testimony and filed a brief supporting SoCalGas' actions. We believe the proposed decision is seriously flawed, not supported by the facts and, accordingly, is unlikely to be adopted by the CPUC.

Also as previously reported, the CPUC may hold additional rounds of hearings to consider whether other companies, including other California utilities as well as Sempra Energy and its non-utility subsidiaries, contributed to the natural gas price spikes. No hearings have yet been scheduled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: November 17, 2004	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller